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                                                            Exhibit 10


            Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form N-4 (the "Registration Statement") of our report dated March 31, 2005 relating to the financial statements of the Pruco Life Flexible Premium Variable Annuity Account, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our report dated March 25, 2005, relating to the consolidated financial statements of Pruco Life Insurance Company and Subsidiary, which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


PricewaterhouseCoopers LLP


New York, New York
April 6, 2005